Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Capitalized terms used but not defined herein shall have the meanings as terms defined and included elsewhere in the Report and, if not defined in the Report, in the proxy statement/prospectus dated May 4, 2022 (as supplemented to date, the “Proxy Statement/Prospectus”) filed by Prenetics Group Ltd with the Securities and Exchange Commission (the “SEC”) as part of its registration statement on Form F-4 (Registration No. 333-260928).

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Artisan and Prenetics adjusted to give effect to the Business Combination and related transactions, and have been prepared in accordance with Article 11 of Regulation S-X.

Artisan is a blank check company incorporated in the Cayman Islands on February 2, 2021. Artisan was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Prenetics is an exempted company limited by shares incorporated under the laws of the Cayman Islands. Prenetics Group’s mission is to bring health closer to millions of people globally and seek to decentralize healthcare by making the three pillars — Prevention, Diagnostics and Personalized Care — comprehensive and accessible to anyone, at anytime and anywhere. Prenetics Group’s preventive health testing services are genetic testing (under the brand named CircleDNA) for general health purposes and stool-DNA screening test for detecting colorectal cancer and advanced adenoma (under the brand named ColoClear). CircleDNA utilizes whole exome sequencing technology that conducts a full scan on individuals’ protein-coding genes, analyzing genetic variations across different categories and providing personalized reports with a saliva sample. ColoClear uses advanced stool DNA technology to detect abnormal DNA markers and blood cells in human stool that precancerous polyps and colon cancer can cause. It is developed as a convenient and less invasive alternative to colonoscopy. Since April 2020, Prenetics Group has started to provide polymerase chain reaction (“PCR”) diagnostic testing services for COVID-19 to individuals, corporates for their employees or customers and governments for community testing. Prenetics Group operates and owns its own accredited laboratory in Hong Kong. Prenetics Group also engages in research and development activities to advance its preventive, diagnostic and personalized healthcare solutions. Prenetics Group is headquartered in Hong Kong.

The historical financial information of Artisan was derived from the audited financial statements of Artisan as of and for the period from February 2, 2021 (inception) through December 31, 2021 included in the Proxy Statement/Prospectus. The historical financial information of Prenetics was derived from the audited financial statements of Prenetics as of and for the year ended December 31, 2021 included in the Proxy Statement/Prospectus. This information should be read together with Artisan’s and Prenetics’ audited financial statements and related notes, the sections titled “Artisan’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Prenetics’ Management’s Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included in the Proxy Statement/Prospectus.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed.

Description of the Business Combination

On May 18, 2022 (the “Closing Date”), PubCo consummated the previously announced business combination pursuant to the Business Combination Agreement, dated as of September 15, 2021, as amended by an Amendment to Business Combination Agreement dated as of March 30, 2022, by and among PubCo, Artisan, Artisan Merger Sub, Prenetics Merger Sub and Prenetics, pursuant to which (i) Artisan merged with and into Artisan Merger Sub, with Artisan Merger Sub surviving and remaining as PubCo’s wholly-owned subsidiary and (ii) following the Initial Merger, Prenetics Merger Sub merged with and into Prenetics, with Prenetics being the surviving entity and becoming PubCo’s wholly-owned subsidiary.

As part of the Business Combination: (i) each of Artisan’s units (each consisting of one Class A ordinary share, par value $0.0001 per share, of Artisan (’‘Artisan Public Shares’’) and one-third of one redeemable warrant, each entitling its holder to purchase one Artisan Public Share at an exercise price of $11.50 per share, subject to adjustment (“Artisan Public Warrant”)) issued and outstanding immediately prior to the effective time of the Initial Merger (the “Initial Merger Effective Time”) was separated into one Artisan Public Share and one-third of an Artisan Public Warrant; (ii) each Artisan Public Share issued and outstanding immediately prior to the Initial Merger Effective Time (excluding Artisan Public Shares that have been redeemed and Artisan treasury shares) was cancelled in exchange for the right to receive 1.29 newly issued Class A Ordinary Share of PubCo, par value $0.0001 per share (“Class A Ordinary Share”); (iii) each Artisan Public Warrant outstanding immediately prior to the Initial Merger Effective Time was assumed by PubCo and converted into a warrant to purchase 1.29 Class A Ordinary Shares (“Warrant”), subject to substantially the same terms and conditions prior to the Initial Merger Effective Time; (iv) each of the outstanding ordinary shares of Prenetics, par value $0.0001 per share (“Prenetics Ordinary Shares”) and the outstanding Prenetics preferred shares, par value $0.0001 per share (“Prenetics Preferred Shares” and collectively with Prenetics Ordinary Shares, “Prenetics Shares”) (excluding shares that are held by Prenetics shareholders that exercise and perfect their relevant dissenters’ rights, Prenetics Key Executive Shares (as defined below) and Prenetics treasury shares) was cancelled in exchange for the right to receive such fraction of Class A Ordinary Share that is equal to the quotient obtained by dividing $20.330979812 by $10.00 (the “Exchange Ratio”), or 2.033097981 Class A Ordinary Shares for each Prenetics Share; and (v) each of the Prenetics Shares held by Danny Yeung (the “Prenetics Key Executive Shares”), the co-founder and chief executive officer of Prenetics, was cancelled in exchange for the right to receive such fraction of a newly issued Class B Ordinary Share of PubCo, par value $0.0001 per share (“Class B Ordinary Shares” and collectively with Class A Ordinary Shares, “Ordinary Shares”) that is equal to the Exchange Ratio.

Substantially concurrently with the execution and delivery of the Business Combination Agreement, (i) PubCo, Artisan and certain third-party investors (the “PIPE Investors”) entered into share subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors committed to subscribe for and purchase, in the aggregate, 6,000,000 Class A Ordinary Shares for $10 per share for an aggregate purchase price equal to $60,000,000; and (ii) the Forward Purchase Agreements entered into at the time of Artisan’s initial public offering with Aspex Master Fund and Pacific Alliance Asia Opportunity Fund L.P. were amended by the Deeds of Novation and Amendment as of September 15, 2021, pursuant to which Aspex Master Fund and Pacific Alliance Asia Opportunity Fund L.P. committed to subscribe for and purchase, in the aggregate, 6,000,000 Class A Ordinary Shares and 1,500,000 Warrants for an aggregate purchase price equal to $60,000,000 (such amended Forward Purchase Agreements, the “Amended Forward Purchase Agreements”). The PIPE Subscription Agreements were amended by the Amendment Agreements dated as of March 30, 2022 (the PIPE Subscription Agreements, as amended, the “Amended PIPE Subscription Agreements”), pursuant to which, the number of Class A Ordinary Shares to be purchased by the PIPE Investors was increased to 7,740,000. On the Closing Date, the PIPE investors purchased 7,198,200 Class A Ordinary Shares for an aggregate purchase price of $55,800,000. The Deeds of Novation and Amendment were amended by the Deeds of Amendment to Deed of Novation and Amendment on March 30, 2022, pursuant to which, among other things, the number of Class A Ordinary Shares to be purchased by each of Aspex Master Fund and Pacific Alliance Asia Opportunity Fund L.P. was increased to 3,870,000. On April 29, 2022, PubCo, Artisan, Pacific Alliance Asia Opportunity Fund L.P. and PAG Quantitative Strategies Trading Limited (together with Aspex Master Fund, the “Forward Purchase Investors”) entered into a Deed of Assignment, pursuant to which Pacific Alliance Asia Opportunity Fund L.P. assigned to PAG Quantitative Strategies Trading Limited its rights and obligations under the Amended Forward Purchase Agreements and the Deeds of Amendment to Deed of Novation and Amendment.

Anticipated Accounting Treatment

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse merger in accordance with IFRS as issued by the IASB. Under this method of accounting, Artisan will be treated as the “acquired” company and Prenetics will be treated as the acquirer for financial statement reporting purposes. Prenetics has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Prenetics’ shareholders will have the largest voting interest in PubCo;

•	Prenetics’ shareholders will have the ability to nominate at least a majority of the members of the Board of Directors of the combined entity;

•	Prenetics’ senior management is the senior management of the post-combination company; and

•	Prenetics is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 since Artisan does not meet the definition of a business in accordance with IFRS 3, is accounted for as a share-based payment transaction within the scope of IFRS 2. The net assets of Prenetics will be stated at their pre-combination carrying amounts, with no goodwill or other intangible assets recorded. Any excess of the fair value of consideration transferred to Artisan shareholders over the fair value of Artisan’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Basis of Pro Forma Presentation

Pursuant to Artisan’s existing charter, Artisan’s Public Shareholders were offered the opportunity to redeem, upon closing of the Business Combination, Artisan Class A Ordinary Shares held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account. The unaudited pro forma condensed combined financial statements reflect the actual redemption of 28,878,277 Artisan Class A Ordinary Shares at approximately $10.01 per share.

The following summarizes the number of PubCo ordinary shares outstanding at Closing Date:

	Share Ownership in PubCo(1)
	Number of Class A Ordinary Shares	%	Number of Class B Ordinary Shares	%
Prenetics Shareholders	71,804,039	64.70%	9,713,864	8.75%
Artisan Public Shareholders(3)	6,522,186	5.88%	—	—%
Sponsor and certain Artisan directors(2)(4)	7,033,558	6.33%	—	—%
PIPE investors(5)	7,198,200	6.49%	—	—%
Forward Purchase Investors(2)(6)	8,707,500	7.85%	—	—%
Pro forma Combined Company Ordinary Shares	101,265,483	91.25%	9,713,864	8.75%

(1) The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account (i) public warrants and private warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter and (ii) any outstanding Prenetics RSUs, vested or unvested, that were assumed by PubCo upon the completion of the Business Combination.

(2) The share amounts reflect the transfer of 750,000 Artisan Class B ordinary shares from the Sponsor to the Forward Purchase Investors in connection with the Forward Purchase Agreements. The 750,000 outstanding Artisan Class B ordinary shares held by the Forward Purchase Investors were exchanged into Artisan Class A ordinary shares on a one-for-one basis. The Artisan Class A ordinary shares held by the Forward Purchase investors were then converted into the number of PubCo Class A ordinary shares equal to the Class A Exchange Ratio of 1.29.

(3) Outstanding Artisan Class A ordinary shares held by the Artisan Public Shareholders were converted into the number of PubCo Class A ordinary shares equal to the Class A Exchange Ratio of 1.29.

(4) Outstanding Artisan Class B ordinary shares held by the Sponsor and certain Artisan directors were exchanged (a) with respect to the 9,133,558 Artisan Class B ordinary shares held by the Sponsor, into the number of Artisan Class A Ordinary Shares equal to (x) 9,133,558 minus 2,200,000, divided by (y) the Class A Exchange Ratio of 1.29 and (b) with respect to the 100,000 Artisan Class B ordinary shares held by certain Artisan directors, into the number of Artisan Class A ordinary shares equal to (x) 100,000 divided by (y) the Class A Exchange Ratio of 1.29. The Artisan Class A ordinary shares held by the Sponsor and certain Artisan directors were then converted into the number of PubCo Class A ordinary shares equal to the Class A Exchange Ratio of 1.29.

(5) Pursuant to the amended PIPE subscription agreements, PubCo issued to the PIPE investors the number of PubCo Class A ordinary shares equal to 5,580,000 multiplied by the Class A Exchange Ratio of 1.29.

(6) Pursuant to the amended Forward Purchase subscription agreements, PubCo issued to the Forward Purchase investors the number of PubCo Class A ordinary shares equal to 6,000,000 multiplied by the Class A Exchange Ratio of 1.29.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2021

(in thousands, except share and per share amounts)

	Artisan (U.S. GAAP, Historical)	Prenetics (IFRS, Historical)	IFRS Conversion and Presentation Alignment (Note 2)		Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Non-current assets:
Property, plant and equipment	$—	$13,037	$—		$—		$13,037
Intangible assets	—	23,826	—		—		23,826
Goodwill	—	3,978	—		—		3,978
Interest in a joint venture	—	—	—		—		—
Deferred tax assets	—	80	—		—		80
Prepaid insurance - non-current	187	—	—		—		187
Investments held in trust account	339,381	—	—		(339,381)	D	—
Other non-current assets	—	694	—		—		694
Total non-current assets	339,568	41,615	—		(339,381)		41,802
Current assets:
Inventories	—	6,829	—		—		6,829
Trade receivables	—	47,042	—		—		47,042
Deposits and prepayments	508	7,406	—		—		7,914
Other receivables	—	412	—		—		412
Amount due from a shareholder	—	—	—		—		—
Amount due from a joint venture	—	—	—		—		—
Amounts due from related companies	—	9	—		—		9
Financial assets at fair value through profit or loss	—	9,906	—		—		9,906
Cash and cash equivalents	102	35,289	—		339,381	D	169,893
					55,800	E
					60,000	F
					(21,735)	G
					(10,011)	H
					(288,933)	K
Total current assets	610	106,893	—		134,502		242,005
Total assets	340,178	148,508	—		(204,879)		283,807
LIABILITIES AND EQUITY (DEFICIT)
Non-current liabilities:
Warrant liabilities	$12,249	$—	—		586	F	12,835
Derivative liability - forward purchase agreement	485	—	—		(485)	F	—
Deferred underwriting fee payable	11,877	—	—		(11,877)	H	—
Preference shares liabilities	—	486,405	—		(486,405)	C	—
Deferred tax liabilities	—	660	—		—		660
Lease liabilities	—	3,600	—		—		3,600
Artisan ordinary shares subject to redemption	—	—	339,342	A	(339,342)	J	—
Total non-current liabilities	24,611	490,665	339,342		(837,523)		17,095
Current liabilities:
Accounts payables	274	9,980	—		(270)	G	9,984
Accrued offering costs	13	—	—		—		13
Promissory note - related party	—	—	—		—		—
Due to related party	—	—	—		—		—
Accrued professional fees and other expenses	2,912	—	—		(2,881)	G	31
Accrued expenses - related party	80	—	—		—		80
Accrued expenses and other current liabilities	—	36,280	—		(11,857)	G	24,423
Deferred consideration	—	—	—		—		—
Amounts due to shareholders	—	—	—		—		—
Contract liabilities	—	9,587	—		—		9,587
Lease liabilities	—	1,667	—		—		1,667
Convertible securities	—	—	—		—		—
Tax payable	—	1,224	—		—		1,224
Total current liabilities	3,279	58,738	—		(15,008)		47,009
Total liabilities	27,890	549,403	339,342		(852,531)		64,104
Ordinary shares subject to possible redemption	339,342	—	(339,342)	A	—		—
Equity (deficit):
Artisan Preference shares	—	—	—		—		—
Artisan Class A ordinary shares	—	—	—		3	J	—
					(3)	K
					1	M
			—		(1)	N
Artisan Class B ordinary shares	1	—	—		(1)	M	—
Share premium	—	1	—		114,054	C	404,858
					55,799	E
					59,898	F
					(5,859)	G
					1,774	I
					339,339	J
					(8)	O
					128,790	P
					(288,930)	K
PubCo Class A ordinary shares	—	—	—		1	E	10
					1	F
					1	N
					7	O
PubCo Class B ordinary shares	—	—	—		1	O	1
Reserves	—	(400,811)	24	B	372,351	C	(185,081)
					(868)	G
					1,866	H
					(1,774)	I
					(27,079)	L
					(128,790)	P
Additional paid-in capital	24	—	(24)	B	—		—
Accumulated deficit	(27,079)	—	—		27,079	L	—
Prenetics non-controlling interests	—	(85)	—		—		(85)
Total equity (deficit)	(27,054)	(400,895)	—		647,652		219,703
Total liabilities and equity (deficit)	$340,178	$148,508	$—		$(204,879)		$283,807

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share amounts)

	For the Period from February 2, 2021 (Inception) Through December 31, 2021	Year Ended December 31, 2021				For the Year Ended December 31, 2021
	Artisan (U.S. GAAP, Historical)	Prenetics (IFRS, Historical)	IFRS Conversion and Presentation Alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$275,853	$—	$—		$275,853
Direct costs	—	(169,722)	—	—		(169,722)
Gross profit	—	106,131	—	—		106,131
Other income and other net losses	—	139	—	—		139
Share of loss of a joint venture	—	—	—	—		—
Selling and distribution expenses	—	(21,932)	—	(23)	DD	(21,955)
Research and development expenses	—	(10,564)	—	(19,498)	DD	(30,062)
Administrative and other operating expenses	—	(83,991)	—	(868)	AA	(217,367)
				(3,718)	DD
				(128,790)	EE
Professional fees and other expenses	(3,943)	—	—	—		(3,943)
(Loss) income from operations	(3,943)	(10,217)	—	(152,897)		(167,057)
Expensed offering costs	(534)	—	—	—		(534)
Unrealized gain on investments held in trust account	34	—	—	(34)	BB	—
Change in fair value of derivative liability - forward purchase agreement	(874)	—	—	874	FF	—
Change in fair value of warrant liabilities	2,006	—	—	—		2,006
Dividend income on investments held in Trust Account	4	—	—	(4)	BB	—
Finance costs	—	(5,238)	—	5,010	GG	(228)
Fair value loss on convertible securities	—	(29,055)	—	29,055	CC	—
Fair value loss on preference share liabilities	—	(125,399)	—	125,399	GG	—
Fair value loss on financial assets at fair value through profit or loss	—	(94)	—	—		(94)
Write-off on amount due from shareholder	—	(106)	—	—		(106)
Gain on bargain purchase	—	117	—	—		117
Loss on disposal of a subsidiary	—	(292)	—	—		(292)
Loss before taxation	(3,307)	(170,284)	—	7,403		(166,188)
Income tax expense	—	(3,733)	—	—		(3,733)
Loss for the period	(3,307)	(174,017)	—	7,403		(169,921)
Other comprehensive income (loss) for the period	—	260	—	—		260
Total comprehensive loss for the period	$(3,307)	$(173,757)	$—	$7,403		$(169,661)

Net loss per share (Note 4):
Basic and diluted weighted average shares outstanding, Class A ordinary shares	23,119,071
Basic and diluted net loss per share, Class A ordinary shares	$(0.10)
Basic and diluted weighted average shares outstanding, Class B ordinary shares	9,597,539
Basic and diluted net loss per share, Class B ordinary shares	$(0.10)
Basic and diluted weighted average ordinary shares outstanding		14,596,997
Basic and diluted loss per share		$(11.92)
Basic and diluted weighted average shares outstanding, PubCo Class A ordinary shares						101,265,483
Basic and diluted net loss per share, PubCo Class A ordinary shares						$(1.53)
Basic and diluted weighted average shares outstanding, PubCo Class B ordinary shares						9,713,864
Basic and diluted net loss per share, PubCo Class B ordinary shares						$(1.53)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical consolidated financial statements of Prenetics have been prepared in accordance with IFRS. The historical financial statements of Artisan have been prepared in accordance with U.S. GAAP.

For accounting purposes, the financial statements of the combined company will represent a continuation of the consolidated financial statements of Prenetics with the acquisition being treated as the equivalent of Prenetics transferring consideration for the net assets of Artisan and the service of a stock exchange listing for its shares. The net assets of Prenetics will be stated at their pre-combination carrying amounts, with no goodwill or other intangible assets recorded.

The Business Combination, which is not within the scope of IFRS 3 — Business Combinations (“IFRS 3") since Artisan does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2 — Share-based Payment (“IFRS 2"). Any excess of the fair value of consideration transferred by PubCo to Artisan shareholders over the fair value of Artisan’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the consummation are reflected in the unaudited pro forma condensed combined statement of profit or loss and other comprehensive income and are recognized as expenses.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2021 and the unaudited pro forma condensed combined statements of profit or loss and other comprehensive income for the year ended December 31, 2021 are based on the historical financial statements of Prenetics and Artisan. The accounting adjustments for the Business Combination consist of those necessary to account for the Business Combination.

Prenetics and Artisan did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2021 assumes that the Business Combination occurred on December 31, 2021. The unaudited pro forma condensed combined statement of profit or loss and other comprehensive income for the year ended December 31, 2021 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2021.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Prenetics’ audited consolidated statement of financial position as of December 31, 2021 and the related notes for the year ended December 31, 2021, included in the Proxy Statement/Prospectus; and

•	Artisan’s audited balance sheet as of December 31, 2021 and the related notes for the period from February 2, 2021 (inception) through December 31, 2021, included in the Proxy Statement/Prospectus. Artisan was incorporated on February 2, 2021 and consummated its initial public offering on May 18, 2021.

The unaudited pro forma condensed combined statement of profit or loss and other comprehensive income for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	Prenetics’ audited consolidated statement of profit or loss and other comprehensive income for the year ended December 31, 2021 and the related notes, included in the Proxy Statement/Prospectus; and

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

•	Artisan’s audited statement of profit or loss and other comprehensive income for the for the period from February 2, 2021 (inception) through December 31, 2021 and the related notes, included in the Proxy Statement/Prospectus. Artisan was incorporated on February 2, 2021 and consummated its initial public offering on May 18, 2021.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Prenetics believes are reasonable under the circumstances. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. Prenetics believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination had taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of Prenetics and Artisan.

Note 2.  IFRS Conversion and Presentation Alignment

The historical financial information of Artisan has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert Artisan’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify Artisan’s ordinary shares subject to redemption to non-current financial liabilities under IFRS.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Artisan’s historical financial information in accordance with the presentation of Prenetics’ historical financial information.

The IFRS conversion and presentation alignment adjustments included in the unaudited pro forma condensed combined statement of financial position as of December 31, 2021 are as follows:

A.	Reflects the reclassification/alignment of Artisan temporary equity to align with the statement of financial position presentation of Prenetics.

B.	Reflects the reclassifications/alignment of Artisan additional paid-in capital to align Artisan’s historical financial information in accordance with the presentation of Prenetics’ historical financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 3.  Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:

C.	Represents the elimination of Prenetics’ preference share liabilities upon consummation of the Business Combination.

D.	Represents release of the investments held in the Trust Account upon consummation of the Business Combination to fund the closing of the Business Combination.

E.	Represents cash proceeds of $55,800,000 from the private placement of 7,198,200 PubCo Class A ordinary shares (after giving effect to the Class A Exchange Ratio) pursuant to the concurrent PIPE Investment.

F.	Represents cash proceeds of $60,000,000 from the private placement of 7,740,000 PubCo Class A ordinary shares (after giving effect to the Class A exchange ratio) and 1,500,000 warrants (the “Forward Purchase Securities”) pursuant to the Forward Purchase Agreements. In connection with the issuance of the Forward Purchase Securities, the combined Company eliminated the derivative liability associated with the Forward Purchase Agreements and recorded additional warrant liabilities of $586,350.

G.	Represents estimated non-recurring transaction costs of approximately $22,787,000 inclusive of advisory, banking, printing, legal and accounting fees that are expensed as a part of the Business Combination and equity issuance costs that are capitalized into share premium. As of December 31, 2021, approximately $3,151,000 was expensed as incurred and accrued on the historical balance sheet of Artisan and approximately $11,857,000 was expensed as incurred and accrued on the historical balance sheet of Prenetics. Approximately $21,735,000 was paid on the Closing Date and approximately $1,052,000 of transaction costs will be paid by PubCo subsequent to the Closing Date and remains accrued on the balance sheet. Equity issuance costs of approximately $5,859,000 are offset to share premium and the remaining balance is expensed through reserves. The costs expensed through reserves are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 as discussed below (see adjustment AA).

H.	Reflects the settlement of deferred underwriting commissions. The payment of $10,010,599 has been recorded as a reduction of $11,876,982 to deferred underwriting fee payable and a corresponding $1,866,383 adjustment to reserves as a result of a concession agreed upon on May 17, 2022 with the underwriters of Artisan’s initial public offering.

I.	Reflects the issuance of Prenetics ordinary shares to certain existing shareholders of Prenetics as part of the equity consideration for Prenetics Limited’s acquisition of Oxsed Limited.

J.	Reflects the reclassification of Artisan’s Class A ordinary shares subject to possible redemption to permanent equity.

K.	Reflects the actual redemption of 28,878,277 Public Shares for aggregate payments to redeeming Public Shareholders of $288,932,975 at a redemption price of approximately $10.01 per share based on the investments held in the Trust Account on the redemption date.

L.	Reflects the elimination of Artisan’s historical accumulated deficit.

M.	Reflects the conversion of all outstanding Artisan Class B ordinary shares to Artisan Class A ordinary shares pursuant to the Class B Recapitalization.

N.	Represents the exchange of 11,258,328 Artisan Class A ordinary shares (after the Class B Recapitalization) into 14,523,244 PubCo Shares (pursuant to the Class A Exchange Ratio).

O.	Represents recapitalization of Prenetics’ outstanding equity and the issuance of PubCo Shares to Prenetics shareholders as consideration for the reverse recapitalization.

P.	Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of equity instruments, including PubCo Shares, Public Warrants and Private Placement Warrants, issued and the fair value of Artisan’s identifiable net assets at the date of the Business Combination, resulting in a $128.8 million increase to share premium. The fair value of shares and warrants issued was estimated based on a market price as of May 18, 2022 of $10.05 per share and $0.39 per Public Warrant. For the Private Placement Warrants, a valuation was performed as of May 18, 2022. These costs expensed through reserves are included in the unaudited pro forma condensed combined statement of profit or loss and other comprehensive income as discussed in adjustment EE below.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

	Shares	(in 000s)
Artisan Public Shareholders	6,522,186
Sponsor and certain Artisan directors	7,033,558
Forward Purchase Investors	967,500
Total PubCo Shares to be issued to Artisan shareholders	14,523,244
Market value per share at December 31, 2021	$10.05
Fair value of shares issued		$145,959
Artisan Public Warrants	11,311,386
Artisan Private Warrants	4,541,007
Total PubCo Warrants to be issued to Artisan Warrant holders(1)	15,852,393
Market value per Public Warrant	$0.39
Fair Value per Private Warrant	$0.39
Fair value of warrants issued		$6,187
Fair value of shares and warrants issued in consideration for combination		$152,146
Net assets of Artisan as of December 31, 2021		$23,355
Difference – being IFRS 2 charge for listing services		$128,791

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021 are as follows:

AA.	Reflects the accrual of additional transaction costs incurred subsequent to December 31, 2021. These costs are in addition to transaction costs incurred by Artisan in the respective historical statement of operations for the for the period from February 2, 2021 (inception) through December 31, 2021. Additional transaction costs are reflected as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

BB.	Reflects elimination of investment income on the Trust Account.

CC.	Represents the elimination of the loss recognized related to the change in fair value of convertible securities.

DD.	Represents the incremental share-based compensation expense, in accordance with the modification of share-based payment transactions with employees pursuant to IFRS 2, upon conversion of Prenetics RSUs to PubCo RSUs.

EE.	Represents $128.8 million of expense recognized in accordance with IFRS 2, for the difference between the fair value of equity instruments issued and the fair value of Artisan’s identifiable net assets, as described in adjustment P. These costs are a nonrecurring item.

FF.	Reflects the elimination of the gain on the change in fair value of derivative liability - forward purchase agreement.

GG.	Reflects the elimination of the loss recognized related to the change in carrying amount of preference share liabilities.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in the Business Combination have been outstanding for the entirety of the period presented.

The unaudited pro forma condensed combined financial information has been prepared using the actual redemption of Artisan Public Shares (amounts in thousands except share and per share amounts):

	For the Year Ended December 31, 2021
	Class A Shares	Class B Shares
Net loss allocated to each class	$(155,048)	$(14,873)
Weighted average ordinary shares outstanding - basic and diluted	101,265,483	9,713,864
Net loss per share - basic and diluted	$(1.53)	$(1.53)
Excluded securities: (1)
Shares underlying Public Warrants(4)	14,591,687	—
Shares underlying Private Placement Warrants(2)(4)	7,792,898	—
PubCo RSUs	9,860,076	19,991,423
Shares issuable pursuant to exchange loan notes(3)	1,578,562	—

(1) The Public Warrants, Private Placement Warrants, PubCo RSUs, and shares issuable pursuant to exchange loan notes were excluded from the computation of pro forma net loss per share, basic and diluted, for the year ended December 31, 2021 because their effect would be anti-dilutive.

(2) Includes 1,500,000 warrants issued pursuant to the Forward Purchase Agreements.

(3) On October 29, 2020, Prenetics entered into a share purchase agreement with the then shareholders of Oxsed Limited. A portion of the consideration consists of exchange loan notes which can be exchanged into ordinary shares of Prenetics. See Note 32 of Prenetics’ audited financial statements for the year ended December 31, 2021, included in the Proxy Statement/Prospectus for additional details regarding Prenetics’ acquisition of Oxsed Limited.

(4) Outstanding Artisan Warrants are converted into PubCo Warrants to purchase such number of PubCo Class A ordinary shares equal to the Class A Exchange Ratio of 1.29.